Exhibit 99.1

On Location, Endeavor China Become Wholly Owned Subsidiaries of Endeavor

Subsidiaries’ investors, including the NFL’s 32 Equity and Tencent, exchange their subsidiary-level equity for equity interests in parent company Endeavor

Beverly Hills, CA (April 28,2022) – Endeavor Group Holdings, Inc. (NYSE: EDR), a global sports and entertainment company, today announced that premium experiences leader On Location and Endeavor China became wholly owned subsidiaries of Endeavor following the result of two separate transactions.

As a result of these transactions, the National Football League (NFL)’s strategic investment platform, 32 Equity, which had previously been an equity holder in Endeavor’s On Location business, converted that equity into equity interests in parent company Endeavor. Similarly, via a separate transaction, Endeavor China investors Sequoia Capital China, Tencent, and affiliates of FountainVest Partners converted their Endeavor China equity into equity interests in parent company Endeavor. These transactions enable Endeavor to streamline management and create operational efficiencies across these two businesses, while fully integrating them within its network.

Endeavor acquired a majority, controlling interest in On Location in January 2020. As the NFL’s long-time official hospitality partner, Super Bowl LVI in February 2022 marked On Location’s single biggest hospitality event by revenue. Beyond the NFL, On Location is an official partner to more than 150 iconic rights holders, including the PGA, NCAA, UFC, and WWE, as well as numerous musical artists, festivals, and fashion events. In 2021, the International Olympic Committee named On Location its first-ever, official global hospitality provider for the Paris 2024, Milan 2026, and Los Angeles 2028 Olympic Games.

Endeavor China, established in 2016 through a partnership with the aforementioned investors, is focused on bringing the best entertainment, sports, and fashion content and experiences to Chinese audiences. Since its formation, the entity has produced and supported a series of popular live events ranging from the WGC-HSBC Champions golf tournament to the ATP Chengdu Open to Shenzhen Fashion Week, in addition to representing leading Chinese artists and athletes spanning a wide range of Olympic sports.

About Endeavor

Endeavor is a global sports and entertainment company, home to many of the world’s most dynamic and engaging storytellers, brands, live events and experiences. The company is comprised of industry leaders including entertainment agency WME; sports, fashion, events and media company IMG; and premier mixed martial arts organization UFC. The Endeavor network specializes in talent representation, sports operations & advisory, event & experiences management, media production & distribution, experiential marketing and brand licensing.